EXHIBIT 4.10

Share Purchase Agreement

Between

Fanhua Times Insurance Sales & Services Co., Ltd.

and

Fanhua Insurance Sales Service Group Company Limited

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SHARE PURCHASE AGREEMENT

This share purchase agreement (this "Agreement") is entered into by and between the following two parties on September 30, 2017:

Party A: Fanhua Times Insurance Sales & Services Co., Ltd.("Fanhua Times")

Party B: Fanhua Insurance Sales and Service Group Company Limited. ("Fanhua Group")

Each of the two parties is referred to hereinafter as the "Party", and collectively, the “Parties”.

Target Companies: See the list of target companies in Schedule 1. (Hereinafter collectively referred to "Target Companies" )

WHEREAS,

1.	The Target Companies are limited liability companies duly incorporated and subsisting under the laws of People's Republic of China, and have the combined registered capital of RMB118 million contributed by Party B which owns equity interests in the Target Companies in the range of 87.5%-100% as set out in Schedule 1 (hereinafter referred to "Target Shares".

2.	Party B desires to sell to Party A and Party A desires to purchase from Party B the Target Shares.

3.	In September 2017, a share purchase agreement (hereinafter referred to "Share Purchase Agreement") was entered into by and among Beijing Cheche Technology Co., Ltd., Fanhua Insurance Sales Service Group Company Limited, and Fanhua Times Insurance Sales & Services Co., Ltd., which set forth the agreement for Beijing Cheche Technology Co., Ltd. to purchase the 100% equity interests in Fanhua Times Insurance Sales & Services Co., Ltd. held by Fanhua Insurance Sales Service Group Company Limited (hereinafter referred to "Share Purchase").

For the purpose of the above-mentioned share transfer, the Parties hereby enter into the Agreement as below through friendly consultation in accordance with the applicable laws and regulations, and in the spirit of equality and mutual benefit and in good faith.

1.	Share Transfer

Party B agrees to transfer all of the Target Shares to Party B and Party B agrees to accept such transfer.

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2.	Terms and Payment Methods

2.1	Both Parties agree that consideration for the Target Shares shall be the net book value of the Target Companies as of September 30, 2017 as agreed upon by both Parties multiplied by the equity ratio held by Party B in the Target Shares.

2.2	Both Parties agree that consideration shall be paid in full amount within six months upon signing of the Agreement.

3.	Share Delivery

3.1	Upon the effectiveness of the Agreement, the equity, with the rights and obligations thereof, of Party B shall be transferred to Party A, and Party A shall enjoy the rights and bear the obligations in accordance with the Articles of Association of the Target Companies.

3.2	Party B shall be responsible for filing the registration of changes with the Industrial and Commercial Bureau while Party A shall provide all necessary assistance.

4.	Representations, Warranties and Covenants of the Parties

4.1	Representations, Warranties and Covenants of Party A

Party A assures that the representations and warranties hereunder are true, complete and correct, and shall remain effective as of the expiration date of this agreement with exception to those that have been disclosed:

4.1.1	Party A has obtained the all the authorization and delegation necessary for the execution and delivery of this Agreement and has the full right and capacity to execute this Agreement and perform all the obligations hereunder;

4.1.2	Upon the execution of this Agreement, Party A shall be bound by it. And execution and performance of this Agreement by Party A will not contravene applicable laws, regulations, rules, administrative decisions, legally effective judgments, arbitral decisions, or article of association and Board of Directors resolutions of Party A, or any contracts or agreements that are binding upon Party A, or cause any conflict of interest;

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4.1.3	For the execution and performance of this Agreement, Party A has prepared sufficient capital and made financial arrangements to guarantee Party A to pay the consideration in strict compliance with the provisions hereof.

4.2	Representations, Warranties and Covenants of Party B

Party B assures that the representations and warranties hereunder are true, complete and correct, shall remain effective as of the expiration date of this agreement with exception to those that have been disclosed:

4.2.1	Party B is the sole owner of the Target Shares

4.2.2	Party B has obtained the authorizations to proceed with the issues in relation to the equity transfer, and has the full right and capacity for the execution and performance of this Agreement;

4.2.3	Upon the execution of this Agreement, Party B shall be bound by it. And execution and performance of this Agreement by Party B will not contravene applicable laws, regulations, rules, administrative decisions, legally effective judgments, arbitral decisions, or any other contracts or agreements that are binding upon Party B, or cause any conflict of interests;

4.2.4	The target share is free from any mortgage, pledge, guarantee, lien, trusteeship or any other obligations for the interests of its own or any third party; and there exist no circumstances in which any third party shall claim compensation or assert rights to the target share;

5.	Expenses and Taxes

5.1	The Parties hereby agree to bear their respective expenses incurred in connection with hiring legal counsel, accountant, evaluator, financial adviser and other professionals.

5.2	All the other relevant fees and expenses, including without limitation to the fees for filing the registration of changes with the Industrial and Commercial Bureau, shall be borne by the Company.

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6.	Confidentiality

The Parties hereby agree that the confidential obligation to the relevant content of this Agreement and all business information, technical information, financial information and other relevant documents, materials, information data related to the communications, execution and performance hereof shall bind upon all parties, their employees, consultants etc. No Party shall disclose the Confidential Information to any third party other than the Parties hereto except for affiliates of the Parties and professionals retained by the Parties, or make use of the Confidential Information for other purposes.

7.	Liabilities for Breach

7.1	A Party hereto shall constitute a breach of this Agreement if such Party:

7.1.1	fails to perform any obligation hereunder;

7.1.2	violates any representations, warranties and covenants hereunder;

7.1.3	makes any false or misleading representations and warranties herein;

7.2	In case that the aforesaid happens, the observant party has the right to require the defaulting party to take remedial measures within thirty (30) days; if the defaulting party fails to do so, the observant party is entitled to terminate this agreement and claim compensations for the losses.

7.3	Besides the claims for violating the representations, warranties, covenants or other obligations hereunder, the Parties agree that the defaulting party shall compensate the observant party as the observant party required:

7.4	Reasonable fees and expenses the observant party directly and indirectly paid as a result of the breach of the defaulting party, including but not limited to litigation fees, arbitration fees and/or lawyers’ fee.

8.	Governing Laws

The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the PRC laws.

9.	Dispute Resolution

9.1	Any dispute arising from or in connection with this Agreement shall be resolved by the Parties through amicable consultation

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9.2	If the Parties cannot resolve the dispute through amicable consultation, such dispute shall be submitted for arbitration at the Guangzhou Municipal Arbitration Commission according to its then effective arbitration rules.

9.3	If any provision hereof shall be held invalid under applicable laws, such invalidity shall not have any impact on the validity and enforceability of the remaining provisions of this Agreement.

10.	Miscellaneous

10.1	Both parties shall enter into separate Delivery Agreement in accordance with requirements of the Industrial and Commercial Bureau to facilitate smooth share delivery If the Delivery Agreement conflicts with this Agreement, this Agreement shall prevail. filing the registration of changes with

10.2	Each provision of this Agreement shall be independent and severable, if any provision of this Agreement is held to be illegal, invalid, and unenforceable by the government, judicial authority or arbitration institution, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby

10.3	The Parties agree to engage in further negotiations on issues not mentioned herein, and enter into supplemental agreement in writing, after the execution of this Agreement. The supplemental agreement shall constitute an integral part of this Agreement.

10.4	Without the prior written consent of the other Party or Parties, no Party shall assign the rights hereof, and the successors and approved assignees of the Parties hereto shall be bound by this Agreement.

10.5	Any notice hereunder shall be in writing, and delivered via registered mail, fax or other electronic means of communication. A notice shall be deemed to be duly given when it is delivered to the registered address of the receiving Party. If the notice is sent by registered mail, it shall be deemed to have been duly given on the date shown on the receipt thereof. If the notice is transmitted by facsimile, it shall be deemed to have been duly given upon the receipt of the confirmation signal from the fax machine.

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10.6	This Agreement shall be effective upon the effective date of the Share Purchase Agreement.

10.7	This Agreement shall be in four (4) originals, with each Party holding one (1) original thereof, the remaining shall be filed for approval at authorized government office or for recording purpose, each of which shall have equal legal validity.

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SIGNATURE PAGE

In witness whereof, the Parties have executed this Agreement on the date which is shown on the first page of this Agreement.

Party A:

Fanhua Times Insurance Sales & Services Co., Ltd.

Authorized Representative (signature/chop)

Party B:

Fanhua Insurance Sales Service Group Company Limited

Authorized Representative (signature/chop)

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Schedule 1:

Target Companies

(RMB:Yuan)

No.	Target Companies	Registered Capital	Percentage Attributable to Fanhua Group	Percentage of Shares To be Transferred	Seller	Buyer
1	Beijing Fanlian Insurance Agency Co., Ltd.	5,000,000.00	100%	100%	Fanhua Group	Fanhua Times
2	Beijing Fanhua Insurance Agency Co., Ltd.	5,000,000.00	100%	100%	Fanhua Group	Fanhua Times
3	Beijing Fanhua Fumin Insurance Agency Co., Ltd.	5,000,000.00	100%	100%	Fanhua Group	Fanhua Times
4	Tianjin Fanhua Xianghe Insurance Agency Co., Ltd.	2,000,000.00	100%	100%	Fanhua Group	Fanhua Times
5	Hebei Fanlian Insurance Agency Co., Ltd.	3,000,000.00	87.50%	87.50%	Fanhua Group	Fanhua Times
6	Shenyang Fangda Insurance Agency Co., Ltd.	15,000,000.00	100%	100%	Fanhua Group	Fanhua Times
7	Nanjing Yukai Insurance Agency Co., Lt	2,000,000.00	100%	100%	Fanhua Group	Fanhua Times
8	Hangzhou Fanhua Zhixin Insurance Agency Co., Ltd.	5,000,000.00	100%	100%	Fanhua Group	Fanhua Times
9	Ninbo Baolian Insurance Agency Co., Ltd.	2,000,000.00	100%	100%	Fanhua Group	Fanhua Times
10	Jiaxing Lianbao Insurance Agency Co., Ltd.	2,000,000.00	100%	100%	Fanhua Group	Fanhua Times
11	Wenzhou Baolian Insurance Agency Co., Ltd.	2,000,000.00	100%	100%	Fanhua Group	Fanhua Times
12	Henan Fanhua Anlian Insurance Agency Co., Ltd.	5,000,000.00	100%	100%	Fanhua Group	Fanhua Times
13	Changsha Lianyi Insurance Agency Co., Ltd.	5,000,000.00	100%	100%	Fanhua Group	Fanhua Times
14	Guangdong Nanfeng Insurance Agency Co., Ltd.	2,000,000.00	100%	100%	Fanhua Group	Fanhua Times

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15	Guangzhou Fanhua Yi'an Insurance Agency Co., Ltd.	2,000,000.00	100%	100%	Fanhua Group	Fanhua Times
16	Dongguan Nanfeng Jiayu Insurance Agency Co., Ltd.	2,000,000.00	100%	100%	Fanhua Group	Fanhua Times
17	Foshan Tuohua Insurance Agency Co., Ltd.	2,000,000.00	100%	100%	Fanhua Group	Fanhua Times
18	Jiangmen Fanhua Zhicheng Insurance Agency Co., Ltd.	2,000,000.00	100%	100%	Fanhua Group	Fanhua Times
19	Fanhua Kafusi Insurance Brokerage Co., Ltd.	50,000,000.00	100%	100%	Fanhua Group	Fanhua Times
	Total	118,000,000.00

Note:

1. Fanhua Times Insurance Sales & Service Co., Ltd. ("Fanhua Group")

2. Fanhua Insurance Sales Service Group Company Limited ("Fanhua Group")

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